FT Interactive Data

FINANCIAL TIMES
100 William Street,
New York, NY 10038, USA
Tel: (212) 269-6300
Fax: (212) 771-6929
www.FTInteractiveData.com

Exhibit (j)(2)

April 17, 2001

Merrill Lynch, Pierce
Fenner & Smith, Inc.
Unit Investment Trust Division
P.O. Box 9051
Princeton, New Jersey 08543-9051

RE: The GNMA Fund Investment Accumulation Program, Inc.

Gentleman:

    We have examined post-effective Amendment No. 26 to the Registration Statement on Form N-1A (File No. 2-60367) for the above captioned company. We hereby acknowledge that FT Interactive Data is currently acting as the evaluator for the company. We hereby consent to the use in the Amendment of the reference to FT Interactive Data, as evaluator.

    You are hereby authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

/s/ STEVEN MIANO
Steven Miano
Director, Fixed Income Data Operations